CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-3 of QNB Corp. of our report dated May 15, 2026 on the consolidated financial statements of The Victory Bancorp, Inc., which is included in the Current Report on Form 8-K/A filed by QNB Corp. on June 8, 2026. We also consent to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe LLP

Columbus, Ohio

August 7, 2026